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                                  EXHIBIT 11

     STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE

                                  Three Months      Nine Months
                                      Ended            Ended
                                 Sept. 30, 1996    Sept. 30, 1996
                                 --------------    --------------

    Net  Income (Loss)             $(449,314)        $398,706
                                   ==========        ========

    Weighted average
    shares outstanding             1,253,380        1,259,670

    Common stock
    equivalents due to dilutive
    effect of stock options           50,900           50,426
                                   ---------        ---------
    Total weighted average
    common shares and
    equivalents outstanding        1,304,280        1,310,096
                                  ==========        =========

    Primary earnings (loss)
    per share                          $(.34)            $.30
                                      ======             ====
    Total weighted average
    common shares and
    equivalents outstanding
    for  primary computation       1,304,280        1,310,096

    Additional dilutive
    shares using the end of
    period market value versus
    the  average market value
    when applying the treasury
    stock method                         -                -
                                  ---------          --------

    Total weighted average
    common shares and
    equivalents outstanding for
    fully diluted computation      1,304,280        1,310,096
                                  ==========        =========

    Fully diluted
    earnings per share                 $(.34)            $.30
                                       ======            ====

    *Note: If average share price is greater than the ending price, use average price for both primary and fully diluted calculation.